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                                                                 EXHIBIT 99.1(a)


                           ARTICLES OF INCORPORATION
                                      OF
                   MERRILL LYNCH MUNICIPAL BOND FUND, INC.



                                   ARTICLE I

     1. THE UNDERSIGNED, ZURAB S. KOBIASHVILI, whose post-office address is One Liberty Plaza, New York, New York 10006, being at least eighteen years of age, do hereby act as an incorporator, under and by virtue or the General Laws of the State of Maryland authorizing the formation of cor-porations and with the intention or forming a corporation.

                                  ARTICLE II

                                     NAME

      The name of the Corporation is
         MERRILL LYNCH MUNICIPAL BOND FUND, INC.

                                  ARTICLE III

                              PURPOSES AND POWERS

      The purpose or purposes for which the Corporation is formed and the business or objects to be transacted, carried on and promoted by it are as follows:
        (1) To conduct and carry on the business of an investment company or the management type.
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                                       2.


        (2) To hold, invest and reinvests its assets in securities, and in connection therewith to hold part or all of its assets in cash.

        (3) To issue and sell shares of its own capital stock in such amounts and on such term and conditions, for such purposes and for such amount or kind of consideration now or hereafter permitted by the General Laws of the State of Maryland and by these Articles or Incorporation, as its board or Directors may determine; provided, however, that the value of the consideration per share to be received by the Corporation upon the sale or other disposition of any shares or its capital stock shall not be less than the net asset value per share or such capital stock outstanding at the time of such event.

        (4) To redeem, purchase or otherwise acquire, hold, dlspose of, resell, transfer, reissue or cancel (all with-out the vote or consent of the stockholders of the Corporation) shares of its capital stock, in any manner and to the extent now or hereafter permitted by the general Laws of the State of Maryland and by these Articles of Incorporation.

        (5) To do any and all such further acts or things and to exercise any and all such furthur powers or rights as may be necessary, incidental, relative, conducive, appropriate or desirable for the accoplishment, carrying out or attainment of all or any of the foregoing purposes or objects.
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                                       3.

      The Corporation shall be authorized to exercise and enjoy all of the powers, fiths and privileges granted to, or conferred ypon, corporations by the General Laws of the State of Maryland now or hereafter in force, and the enumera-tion of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

                                  ARTICLE IV

                     PRINCIPAL OFFICE AND RESIDENT ANGENT

      The post-office address of the principal office or the Corporation in the State or Maryland le c/o The Corporation Trust Incorporated, First Maryland Building, 25 South Charles Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in this State is The Corporation Trust Incorporated, a corporation of this State, and the post-office address of the resident agent is First Maryland Building, 25 South Charles Street, Baltimore, Maryland 21201.
                                   ARTICLE V

                                 CAPITAL STOCK

      (1) The total number of shares of capital stock which the Corporation shall have authority to issue is One-Hundred Million (100,000,000) shares, all of one class, of the par value of ton cents ($.10) per share and of the aggregate par value of Ten Million Dollars ($10,000,000).
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                                       4.

      (2) Any fractional share shall carry proportionately all the rights of a whole shares, excepting any right to receive certificate evidencing such fractional share, but indluding, without limitation, the right to vote and the right to receive dividends.

      (3) All Persons who sha acquires stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the by-laws of the corporation.




                                  ARTICLE VI

                       PROVISIONS FOR DEFINING, LIMITING
                       AND REGULATING CERTAIN POWERS OF
                       THE CORPORATION AND OF THE DIRECTORS
                       AND STOCKHOLDERS

      (1) The number of directors of the Corporation shall be three (3) which number may be Increased pursuant to the by-laws of the Corporation and shall never be less than three (3). The names or the directors who shall act until the first annual meeting or until their successor are duly chosen and quality are:

                       Charles H. Ross, Jr.
                       William W. Hewitt, Jr.
                       Stephen M. M. Miller


       (2) The Board of Directors of the Corporation is
   hereby empowered to authorize the issuance from time to time of shares of capital stook, whether now or hereafter author-
   ided,  for such consideration as the Board of Directors may
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                                       5.

 deem advisable, subject to such limitations as may be set forth in these Articles of Incorporation or in the by-laws or the Corporation or in the General Laws of the State of Maryland.

       (3) No holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital Stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out or any shares of the capital stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its Discretion, may determine.

       (4) Each director and each officer of the Corporation shall be indemnified by the Corporation to the full extent permitted by the General Laws of the State of Maryland.

       (5) The Board of Directors of the Corporation my
 make, alter or repeal from time to time any of the by-laws
 of the Corporation except any particular by-law which is
 specified as not subject to alteration or repeal by the
 Board and which is subject to alteration or repeal only by
 the affirmative vote at a meeting of the holders of the
 majority of the shares of capital stock of the Corporation
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                                       6.

 outstanding or by the written consent of the holders of a majority of such shares. When alternation or repeal of a by-law is only possible by stockholder vote, the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% or the outstanding shares shall be required to constitute the requisite majority vote for such alteration or repeal.

                                  ARTICLE VII
                                  REDEMPTION

       Each holder of shares of capital stock of the Cor-poration shall be entitled to require the Corporation to redeem all or any part, of the shares capital stock of the Corporation standing in the name of such holder on the books of the Corporation, and all shares of capital stock issued by the Corporation shall be subject to redemption by the Corporation, at the redemption price of such shares as in effect from time to time as may be dertermined by the Board of Directors of the Corporation in accordance with the provisions hereof, subject to the right of the Board of Directors of the Corporation to suspend the right of re-demption of shares of capital stock of the Corporation or postpone the date of payment of such redemption price in accordance with provisions of applicable law. The redemption
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                                       7.

 price of shares of capital stock of the Corporations shall be the net assest value thereof as determined by the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the board of Directors of the Corporation. Payment of the redemption price shall be made in cash by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation.

                                 ARTICLE VIII

                             DETERNINATION BINDING

     Any determination made in good faith, so far as ac-counting matters are involved, in accordance with accepted accounting practice by or pursuant to the direction of the Board of Directors, as to the amount of assets, obligations or liabilities of the Corporation, as to the amount of not income of the Corporation from dividend and interest for any period or amounts at any tire legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time or or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which such reserves or
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                                       8.

 charges shall have been creatd shall have been paid or discharged or shall be than or thereafter required to be or discharged), as to the price or any security owned
 by the Corporation or as to any other matters relating to
 the issuance, sale, redemption or other acquisition or disposition of securities or shares of capital stock or the Corporation, and any reasonable determination made in good faith by the Board of Directors as to whether any transaction constitutes a purchase of securities on "margin", a sale of securities "short", or an underwriting of the sale of, or a participation in any underwriting, or selling in con-
 nection with the publlc distribution of, any securities,
 shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and under-standing, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No pro-vision of these Articles of Incorporation shall be effectlve to (a) require a waiver of compliance with any provision of the Securities Act or 1933, as amended, or the Investment
 Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission thereunder
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                                       9.

 or b) protect or purport to protect any director of officer or the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by deason of willful misfeasence, and faith, gross negligence or reckless disregard of the duties involved in the conduct or his office.

                                  ARTICLE IX

                              PERPETUAL EXISTENCE

     The duration of the Corporation shall be perpetual.

                                   ARTICLE X

                                   AMENDMENT

     The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock.

     IN WITNESS WHEREOF, the undersigned Incorporate of
 MERRILL LYNCH MUNICIPAL BOND FUND, INC. who executed the
 foregoing Artices of Incorporation hereby acknowledges the
 same to be his act and further acknowledges that to the
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                                      10.

 best of his knowledge, the matters and facts set forth therein are true in all material repects under the penalties of perjury.

     Date the 30th day of September, 1976.

                                   /s/ Zurab S. Kobiashvill
                                   ------------------------
                                       Zurab S. Kobiashvill